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                                                                    Exhibit 99.6

                              ACORN PRODUCTS, INC.
                          390 WEST NATIONWIDE BOULEVARD
                              COLUMBUS, OHIO 43215

                                                               November 22, 2002

To:      Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         This letter is being distributed to brokers, dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the "Rights Offering") by Acorn Products, Inc., a Delaware corporation (the "Company"), of shares of its common stock, $.01 par value (the "Common Stock"), pursuant to non-transferable rights (the "Rights") to purchase shares of common stock, $.01 par value (the "Common Stock"), at a subscription price of $5.00 per share of Common Stock (the "Subscription Price"). The Rights were distributed on November 22, 2002 to all holders of record of shares of the Company's Common Stock, as of the close of business on November 21, 2002 (the "Record Date"). The Rights are described in the enclosed prospectus and evidenced by a Rights Certificate registered in your name or in the name of your nominee.

         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to ten rights (each a "Right") for every shares of Common Stock owned, or deemed owned by such beneficial owner as of the Record Date.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

Enclosed for your information and forwarding to your clients are copies of the following documents:

         1.       a prospectus;

         2.       instructions for use of the Company's rights certificates;

         3. a form of letter which may be sent to your clients for whose accounts you hold the Company's Common Stock registered in your name or the name of your nominee;

         4. a beneficial ownership election form, on which you may obtain your clients' instructions with regard to the Rights;

         5.       a notice of guaranteed delivery;

         6.       a nominee holder certification form; and

         7. a return envelope addressed to American Stock Transfer & Trust Company, as Rights Agent.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE RIGHTS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 23, 2002, (THE "EXPIRATION DATE").

         To exercise the Rights, properly completion and executed Rights Certificates and payment in full for all Rights exercised must be delivered to the Rights Agent as indicated in the prospectus, prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed in lieu of delivery of a Rights Certificate prior to the Expiration Date.

         Additional copies of the enclosed materials may be obtained by contacting D.F. King, at ( ).

                                Very truly yours,
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                              ACORN PRODUCTS, INC.


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE COMPANY, OR THE RIGHTS AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.